UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 12/11/2008

Unitrin, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One East Wacker Drive, Chicago, IL 60601

(Address of principal executive offices, including zip code)

312-661-4600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with Internal Revenue Code Section 409A and the related Internal Revenue Service regulations adopted thereunder (collectively, “409A”), on December 11, 2008, Unitrin, Inc. executed new individual severance letter agreements (“Severance Agreements”) with each of its executive officers (“Executive Officers”), effective January 1, 2009, and executed agreements terminating the existing Severance Agreements in effect with the Executive Officers, effective December 31, 2008.

Two significant changes were made to the form of the Severance Agreements to ensure that payments thereunder would comply with the requirements of 409A. First, any amount payable to an Executive Officer under the new Severance Agreements must be delayed for a six-month period following the individual’s termination of employment. In addition, under the new Severance Agreements, an Executive Officer would pay the full cost for the continuation of life and health insurance coverage, subject to reimbursement by his employer of the excess of such cost over the cost that an active employee would pay for such coverage. Under the current Severance Agreements, an Executive Officer would initially pay only the active employee rate for such coverage, with no subsequent reimbursement required. Except as described in the two preceding sentences, the new Severance Agreements would provide the same benefits under the same terms and conditions and in the same amounts as would be provided under the current Severance Agreements in place with the Executive Officers. The terms, conditions and amounts of benefits potentially payable under the current Severance Agreements are described in detail in the “Executive Officer Compensation and Benefits” section of the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders, under the heading “Potential Payments Upon Termination or Change in Control.”

The new form of the Severance Agreements is attached hereto as Exhibit 10.11.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.11: Form of Individual Severance Agreements

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: December 12, 2008	By:	/s/ Scott Renwick
Scott Renwick
Senior Vice President, General Counsel & Secretary